Exhibit 5.6

VEIRANO ADVOGADOS

Attorneys-at-Law

Rio de Janeiro, April 19, 2012.

Rio de Janeiro

Avenida Presidente Wilson, 231 - 23º andar

Cep: 20030-021 - Rio de Janeiro - RJ - Brazil

Tel.: (55 21) 3824-4747  Fax: (55 21) 2262-4247

e-mail: rjoffice@veirano.com.br

www.veirano.com.br

São Paulo – Porto Alegre

Brasília

Alexandre Bittencourt Calmon e-mail: alexandre.calmon@veirano.com.br Elisa Rezende e-mail: elisa.rezende @veirano.com.br

To

Kinross Gold Corporation

25 York Street

17th Floor

Toronto, Ontario

Canada M5J 2V5

Re:                                        Guarantees by Kinross Brasil Mineração S/A

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Kinross Brasil Mineração S/A (the “Company”) in connection with the issuance by Kinross Gold Corporation (“Kinross”) of $250,000,000 aggregate principal amount of 3.625% Notes due 2016 (the “New 2016 Notes”), $500,000,000 aggregate principal amount of 5.125% Notes due 2021 (the “New 2021 Notes”) and $250,000,000 aggregate principal amount of 6.875% Notes due 2041 (the “New 2041 Notes” and together with the New 2016 Notes and the New 2021 Notes, the “New Notes”).  The New Notes are unconditionally guaranteed by the Company (the “Guarantees”).

We understand that Kinross intends to offer to exchange the New Notes and the Guarantees for an equivalent principal amount of its outstanding notes, pursuant to an exchange offer registered with the United States Securities and Exchange Commission (“SEC”).

The New Notes will be issued pursuant to an indenture (the “Indenture”) dated as of

August 22, 2011 among Kinross, certain subsidiaries of Kinross, including the Company, as guarantors (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In order to express the opinions below, we have examined executed originals or copies of the following documents:

(1)                                 the Indenture, duly executed by Messrs. Antonio Carlos Saldanha Marinho, as Vice President Officer Brazil & General Counsel, and Alessandro Lucioli Nepomuceno, as Safety, Health and Environmental Officer;

(2)                                 by-laws of the Company in accordance with the Minutes of the Extraordinary Shareholders’ Meeting of the Company held on July 29, 2011, registered with the Commercial Registry of the State of Minas Gerais (the “Commercial Registry”) under number 4672251, by decision dated August 22, 2011 (the “By-laws”);

(3)                                 good standing certificate issued on behalf of the Company on April 11, 2012, by the Commercial Registry; and

(4)                                 Minutes of the Extraordinary Shareholders’ Meeting of the Company held on March 31, 2011, registered with the Commercial Registry under number 4619916, by decision dated May 20, 2011, which decided, among other matters, on the appointment of the current officers of the Company, including the signatories to the Indenture.

In our examination, we have assumed, with your consent and without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity with original documents of all documents submitted to us as certified, conformed, telefacsimile or photostatic copies. We have also assumed the power, authority, and legal right of all parties (other than the Company) to the Indenture to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Indenture by such parties. We have assumed the validity and enforceability of the Indenture under all applicable laws other than the laws of the Federative Republic of Brazil (“Brazil”).

Based upon the foregoing and such additional investigations of law as we have deemed appropriate as a basis for the opinions expressed below and subject to the assumptions and qualifications herein contained, it is our opinion that:

(1)                                  The Company is a duly organized and validly existing corporation (sociedade anônima) in good standing under the laws of Brazil.

(2)                                  The Indenture has been duly authorized by the Company, and, to the extent such execution and delivery are matters governed by the laws of Brazil, duly executed and delivered by the Company.

(3)                                  The Guarantees have been duly authorized by the Company.

(4)                                  The execution, delivery and performance by the Company of its obligations under the Indenture and the Guarantees do not and will not violate Brazilian law.

(5)                                  The execution, delivery and performance by the Company of the Indenture and the Guarantees do not and will not constitute a breach or violation of the By-laws of the Company.

The opinions set forth above are, however, subject to the following qualifications:

(i)                                    The enforceability of the Indenture and the Guarantees shall be limited by any applicable bankruptcy law, insolvency law, and any other similar laws relating to or affecting creditors’ rights generally from time to time in effect, which laws shall, without limitation, in connection with right of payment, rank all unsecured indebtedness of the Company, without exception, subordinate and junior to all credits listed in Article 83, items I, II, III, IV and V of Federal Law No. 11,101, dated February 9, 2005 (the “Brazilian Bankruptcy Law”), which include, among others, credits of the following nature: (a) labor (in the case of labor claims, the preference is limited to credits of up to 150 Brazilian minimum wages), (b) debts guaranteed by in rem assets or rights up to the amount of the relevant asset or right, as the case may be, granted as an in rem guarantee, (c) social security, tax, fiscal and related claims against the Company (provided, however, that the list of credits in Article 84 of the Brazilian Bankruptcy Law include credits related to expenses and court costs derived from the Bankruptcy proceeding. Those credits do not follow the order of preference listed in Article 83 of the Brazilian Bankruptcy Law and, thus, payment thereof shall precede payment of the credits referred to in Article 83 of the Brazilian Bankruptcy Law). Foreign creditors participate in the distribution of the assets of the Company under equal conditions with Brazilian creditors, but foreign currency claims subject to a bankruptcy are converted into Brazilian currency at the rate of exchange in effect on the date the bankruptcy is decreed, and their claim will be considered based on such value only.

(ii)                                 If any suit is brought against the Company, service of process upon the Company must be carried out in accordance with Brazilian law.

(iii)                              In respect of a foreign party, access to Brazilian courts is not subject to any conditions that are not applicable to residents of or a company incorporated in Brazil, except that any Brazilian or foreign entity that does not own real estate property in Brazil is required to pay certain court costs and to post a bond of guarantee with respect to court and legal fees; provided, however, that the requirement to post a bond of guarantee is not applicable in the event of an enforcement action filed by a foreign party against the Company based upon an extrajudicial executive title (“título executivo extrajudicial”), as per Article 836 of the Brazilian Civil Procedure Code (“Código de Processo Civil Brasileiro”).

(iv)                             To ensure the admissibility in evidence of any document required by any Brazilian court to be furnished: (i) any documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator; (ii) the signatures of the parties thereto signing outside Brazil must be notarized; (iii) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action; and (iv) the documents or instruments signed outside of Brazil must be registered at the appropriate Registry of Deeds and Documents in Brazil.

(v)                                As a matter of Brazilian law, in case the principal obligations under the Indenture is deemed to be invalid and unenforceable, any ancillary obligation in connection therewith, such as the obligations under the Guarantees, shall be regarded as invalid and unenforceable as well.

(vi)                             Whenever applicable, the submission by the parties to the Indenture to the exclusive jurisdiction of the courts of the State of New York shall not be recognized as valid and binding under Brazilian law, as a Brazilian court of law may accept lawsuits filed in Brazil by any of the parties to the Indenture.

This opinion is given under and with respect only to the laws of Brazil as in force on the date hereof and we do not express any opinion under or with respect to the law of any other jurisdiction. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion letter is provided to you by us in our capacity as your special counsel, and this opinion letter may not be relied upon by any person for any purpose other than you and the law firm of Sullivan & Cromwell LLP for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Very truly yours,

/s/ Veirano Advogados
VEIRANO ADVOGADOS